Exhibit (a)(5)(A)
July 8, 2005
The Board of Directors
D & K Healthcare Resources, Inc.
8235 Forsyth Boulevard
St. Louis, MO 63105
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of D&K Healthcare Resources, Inc, a Delaware corporation (“D&K”), of the Cash Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among D&K, McKesson Corporation, a Delaware corporation (“McKesson”), and Spirit Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of McKesson (“Acquisition Sub”). As more fully described in the Merger Agreement, (i) McKesson will cause Acquisition Sub to commence a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of D&K (“D&K Common Stock”) at a purchase price of $14.50 per share, net to the seller in cash (the “Cash Consideration” and, such tender offer, the “Tender Offer”) and (ii) subsequent to the Tender Offer, Acquisition Sub will be merged with and into D&K (the “Merger” and, together with the Tender Offer, the “Transaction”) and each outstanding share of D&K Common Stock not previously tendered will be converted into the right to receive the Cash Consideration.
      In arriving at our opinion, we reviewed a draft dated July 8, 2005 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of D&K and certain senior officers and other representatives and advisors of McKesson concerning the business, operations and prospects of D&K. We examined certain publicly available business and financial information relating to D&K as well as certain financial forecasts and other information and data relating to D&K which were provided to or discussed with us by the management of D&K. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of D&K Common Stock; the historical and projected earnings and other operating data of D&K; and the capitalization and financial condition of D&K. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of D&K. In connection with our engagement and at the direction of D&K, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of D&K. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

The Board of Directors
D&K
July 8, 2005

      In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of D&K that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to D&K provided to or otherwise reviewed by or discussed with us, we have been advised by the management of D&K that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of D&K as to the future financial performance of D&K. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement. Representatives of D&K have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have also assumed that as of the date hereof McKesson and its subsidiaries do not own any D&K Common Stock. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of D&K nor have we made any physical inspection of the properties or assets of D&K. Our opinion does not address the relative merits of the Transaction as compared to any alternative business strategies that might exist for D&K or the effect of any other transaction in which D&K might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.
      Citigroup Global Markets Inc. has acted as financial advisor to D&K in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided services to D&K unrelated to the proposed Transaction, for which services we and such affiliates have received de minimus compensation. We are currently advising on a joint venture assignment in which McKesson is a significant shareholder. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of D&K and McKesson for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with D&K, McKesson and their respective affiliates. Louis B. Susman, a director of D&K, is Vice Chairman, Citibank Global Markets Inc. and a member of our team advising D&K in connection with the proposed Transaction.
      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of D&K in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

The Board of Directors
D&K
July 8, 2005

      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration is fair, from a financial point of view, to the holders of D&K Common Stock.

Very truly yours,
/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.